EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 15, 2015, with respect to the financial statement of Incapital Unit Trust, Series 105, comprising Incapital Formula 10 Dow Portfolio, 4Q 2015 and Incapital Formula 30 S&P Portfolio, 4Q 2015, contained in Amendment No. 3 to the Registration Statement on Form S-6 (File No. 333-207237) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

December 15, 2015